Exhibit 10.2

PRIVATE AND CONFIDENTIAL

BY Email dlosordo@gmail.com

Douglas Losordo
99 Catherine Road

Scarsdale, NY 10583

February 4, 2025

Re: Confidential Severance and Release Letter Agreement

Dear Douglas,

This letter outlines the terms related to your separation from employment with Cadrenal Therapeutics, Inc. (the “Company”), which includes its affiliates and related companies or entities, directors, employees, and successors and assigns. It is our goal to assist you with your employment transition by offering you a severance payment in exchange for you signing this Confidential Severance and Release Letter Agreement (the “Agreement”). If you wish to accept the terms of this Agreement which follow, please sign and return it to the Company’s CEO at quang.pham@cadrenal.com within the timeframe indicated below.

1. Separation.

a. Your last day of employment with the Company is February 4, 2025 (the “Termination Date”).

b. Regardless of whether or not you execute this Agreement, the Company will (a) pay all accrued and unpaid base salary through the Termination Date, less all required deductions and withholdings, (b) pay the accrued and unpaid Target Cash Bonus for the fiscal year ended December 31, 2024 in the amount of $165,538, which amount was determined by the Compensation Committee of the Board of Directors of the Company to have been earned by you, less all required deductions and withholdings, (c) pay 75 hours of accrued unused paid time off in the amount of $15,707.63, and (d) reimburse you for any reimbursable business expenses accrued through the Termination Date, but not yet reimbursed by the Company, in accordance with the Company’s standard payroll practices. You hereby acknowledge and confirm that the foregoing amounts being paid to you for your Target Cash Bonus for 2024 and any and all accrued unused paid time off represents payment in full. You understand and agree that, after the Termination Date, you will no longer be authorized to incur any expense, obligations, or liabilities on behalf of the Company.

c. Your current health and welfare benefits, if any, will terminate on February 28, 2025. No further benefits will accrue after the Termination Date. You will separately receive information about the termination of those benefits, and any continuation of those benefits that may be available to you, under separate cover.

2. Consideration. In consideration of you executing and not revoking this Agreement, and in accordance with the terms and conditions of your Employment Agreement with the Company, dated September 21, 2022 (the “Employment Agreement”), attached hereto as Exhibit A, the Company shall provide you with the following payment and benefits, less all applicable withholdings, deductions, and taxes, as detailed below:

a. Severance Payment. A payment of $217,812.50, which is equivalent to six (6) months of your base compensation on the Termination Date, less all required deductions and withholdings (the “Severance Payment”). Payment of the Severance Payment will be made in twelve (12) equal installments in accordance with the Company’s standard payroll practices on the Company’s first reasonably practicable regular pay date after the expiration of the revocation period in Paragraph 11(f) below. The Severance Payment is also subject to Section 8(c) of the Employment Agreement;

b. Accrued Target Cash Bonus. A payment of $87,125, which is equivalent to fifty percent (50%) of your Target Cash Bonus for 2025, less all required deductions and withholdings (the “Bonus Payment”). Payment of the Bonus Payment will be made in a lump sum in accordance with the Company’s standard payroll practices on the Company’s first reasonably practicable regular pay date after the expiration of the revocation period in Paragraph 11(f) below;

c. Equity Acceleration and Option Exercise Extension. All of the outstanding stock options, restricted stock units or other equity awards you hold with respect to the Company’s Common Stock, which are set forth on Exhibit B, shall accelerate and vest such that 100% of such equity awards shall be deemed vested and fully exercisable and each of your then-outstanding stock options shall remain exercisable until such stock option’s original expiration date; and

d. COBRA Premium. If you timely elect to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay your COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the Termination Date and ending six (6) months after Termination Date (the “COBRA Premium Period”); provided, however, that the Company’s provision of the COBRA Premium benefits will immediately cease if during the COBRA Premium Period you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether you or your dependents elect or are eligible for COBRA coverage, the Company instead shall pay to you, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for your eligible dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

Payments of severance to you, in accordance with this Section 2, shall immediately cease, and no further payments shall be made, in the event that you materially breach the Proprietary Information, Inventions, and Confidentiality Agreement dated September 21, 2022 (“Confidentiality Agreement), attached hereto as Exhibit C (provided, however, that your right to future payments will be restored, and any omitted payments will be made to you promptly, if the Board of Directors of the Company (the “Board”) in its reasonable good faith judgment determines that such breach is curable, and you cure the breach to the reasonable satisfaction of the Board within 30 days of having been notified thereof). You agree to cooperate with the Company and to provide timely notice as to your activities following a termination without Cause so that the Company may monitor its obligation under this Section 2 and its subsections.

3. Value of Benefits. You acknowledge that the consideration set forth above is satisfactory and adequate in exchange for the promises and release of claims herein. You further acknowledge that the consideration described above is more than the Company is required to provide under its normal policies, practices, or employee benefits plans and represents benefits to which you are not otherwise entitled. You further acknowledge and agree that you will not receive any payment or benefits from the Company except as specifically provided herein and any vested benefit to which you may be entitled. You acknowledge that you will have been paid and/or received, to the extent applicable, all compensation, wages, renumeration, bonuses, commissions, accrued but unused vacation dates, and/or benefits, which are due and payable as of the date of signature on this Agreement.

4. General Release of Claims. In consideration of the payments and other benefits described above and the promises contained herein, you hereby unconditionally release and forever discharge the Company, its officers, directors, employees, agents, insureds, representatives, predecessors, successors, parents, subsidiaries and related entities (the “Released Parties”) from and against any and all claims, liabilities, demands and causes of action known or unknown, which you ever had, may have or claim to have against the Released Parties through the date you execute this Agreement including, but not limited to, all claims that arise out of or relate to your employment with the Company or the termination of that employment (the “Released Claims”).

You specifically release the Released Parties from any rights or claims which you may have based upon, to the extent applicable, the Age Discrimination in Employment Act of 1967, including the Older Workers Benefits Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Americans with Disabilities Act of 1990, the Family Medical Leave Act, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, the New York State Human Rights Law, the New York City Human Rights Law, New York Labor Law, the New York Executive Law; the New York Wage and Hour Laws, the New York Civil Rights Laws; and the discrimination or retaliation provisions of the New York State Workers’ Compensation Law, the Florida Civil Rights Act, Florida Whistleblower Protection Act, Florida Workers’ Compensation Law Retaliation Act, Florida Wage Discrimination Law, Florida Minimum Wage Act, Florida Equal Pay Law, Florida AIDS Act, Florida Discrimination on the Basis of Sickle Cell Trait Law, Florida OSHA, the Florida Constitution, the Florida Fair Housing Act, Florida’s general labor laws (Fla. Stat. §§ 448.01 to 448.09, Delaware Discrimination in Employment Act, the Delaware Persons With Disabilities Employment Protection Act, the Delaware Whistleblowers’ Protection Act, the Delaware Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, the Delaware Volunteer Emergency Responders Job Protection Act, Delaware’s social media law, and all as amended together with all of their respective implementing regulations and/or any other federal, state, or local laws or regulations prohibiting employment discrimination or which otherwise regulate employment terms and conditions. “Other similar applicable state and local laws and regulations” shall include any state and/or local laws, statutes and regulations in jurisdictions where you performed work for the Company or reside and this release is intended to cover all such laws, statutes and regulations; any local, state, or federal law arising from and/or enacted to address the COVID-19 virus; all wrongful discharge claims, tort claims, defamation claims, claims for breach of contract whether expressed or implied, common law claims; all claims for wages and benefits, including, without limitation, salary, bonuses, benefits, sick pay, and vacation pay; all claims for damages, including compensatory and punitive damages; and all claims for attorneys’ fees and costs, arising in law or equity, whether known, suspected or unknown, and however originating or existing, from the beginning of time to the date of the execution of this Agreement. This General Release covers claims that you know about and those that you may not know about up through the date of this General Release. The Company is not waiving its right to any restitution, recoupment or setoff against you which is permitted by law based on claims released herein.

This Agreement is intended to be effective as a general release of and bar to all claims as stated in this paragraph. Employee specifically waives all rights under Section 1542 of the California Civil Code, which section has been fully explained to Employee by Employee’s counsel (if applicable) and which Employee fully understands. Section 1542 provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

5. Excluded Claims. Nothing in this Agreement shall be construed as a release or waiver of your or the Company’s right to enforce the terms of this Agreement. The General Release is not intended to bar any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, violation of SEC rules, any right to any vested retirement benefits, and any challenge to the validity of the release of claims under the ADEA as set forth in this Agreement. Nothing in this Agreement prevents you from filing a charge with the United States Equal Employment Opportunity Commission (“EEOC”) (or similar state agency) or any other federal or state agency, or participating in any investigation conducted by the EEOC (or other federal or state agency), although any claims by you or on your behalf) for personal relief from the Company including, without limitation, reinstatement or monetary damages, are barred. You specifically understand that, in the event a complaint or charge is filed, you shall personally have no right to any relief whatsoever against the Company, including having no right to reinstatement, monetary damages or attorneys’ fees.

6. Promise Not to Sue; Outstanding or Future Disputes. You confirm that you have not directly or indirectly caused or permitted any charge, complaint, lawsuit, or any other action or proceeding whatsoever to be filed against the Company based on employment with or the termination of employment with the Company. You further promise never to file any claim, complaint, administrative action, demand for arbitration, or lawsuit against the Company or allow any other party acting on your behalf to do so based on or asserting any claims relating to employment with or separation from the Company, or any of the claims released herein, unless pursuant to a validly issued subpoena or court order, which upon receipt of such instrument, you agree to notify the Company within 72 hours.

7. Return of Company Property. To the extent you have not done so already, you shall return to the Company all Company property in your possession, custody or control, including all originals and copies of proprietary and Confidential Information, documents, records, databases, files, email or other electronically-stored materials, corporate credit card(s), cash advances, unreconciled expense accounts or other money owed or belonging to the Company, employee identification card(s), keys, access codes, and any other materials or items you may have in your possession, custody or under your control that relate to the Company or any other Covered Party. Notwithstanding the foregoing, you may retain possession of the laptop computer for which the Company reimbursed you the cost of, provided however that you agree to allow the Company’s information technology representative to remove any and all Company information and documentation from such laptop computer and, provided further, that until such time as any such information and documentation has been removed from the laptop computer, you agree not to copy, forward, remove or otherwise access such information and documentation.

8. Re-Employment. You understand, acknowledge, and agree that the Company has no obligation whatsoever to reinstate, recall, reemploy, or rehire you to any position with the Company and that you agree not to seek reinstatement, recall, re-employment, or rehire with the Company. You acknowledge and agree that any actions taken pursuant to this provision cannot be used to, and shall not, establish the existence of or constitute any retaliation by the Company or its agents.

9. Non-Disparagement. You agree that you shall not, directly or indirectly, at any time, make any statement (whether written, oral, electronic, or otherwise) or otherwise take any action that would or might reasonably be interpreted as harmful or disparaging to any of the Released Parties. The Company agrees that it shall not, directly or indirectly, at any time, make any statement (whether written, oral, electronic, or otherwise) or otherwise take any action that would or might reasonably be interpreted as harmful or disparaging to you. This obligation of the Company and you includes statements made on the internet and/or social media, including statements made under a pseudonym. For purposes of the preceding sentence, “disparaging” shall mean any statement or communication, whether verbal or written, that would tend to lessen the stature or standing of any Released Party or you, as applicable, in the eyes of an ordinary and reasonable person in the community, but will not preclude you or the Company, as applicable, from making good faith statements about or in the context of any judicial, administrative, arbitration, mediation or other legal proceeding. The Company also agrees to direct senior leadership of the Company to adhere to the provisions of this Section 9 with respect to you, provided however, that the Company makes no representations whatsoever and hereby disclaims any and all liability with regard to any statements that may be made senior management.

10. Messaging. The Company shall have sole discretion as to the content and timing of any internal or external messaging regarding your separation from employment. Should you wish to make any public statement regarding your separation from the Company, you must first obtain written approval as to the contents of that statement from Quang X. Pham. You agree and acknowledge that you shall not contact, attempt to contact, or have any communications in any matter, with any officer, director, employee, representative, or agent of any customer, vendor, consultant, provider of services to the Company or regulatory agency of the Company or any subsidiary, affiliate, or other related entity of the foregoing regarding the Company, including the Company’s products, services, employees, officers, directors or any other aspect of Company’s business

11. Reaffirmation of Obligations to the Company. You acknowledge and reaffirm that the covenants contained in Sections 8(a) and 11(a) through (e) of the Employment Agreement and in your Proprietary Information, Inventions, and Confidentiality Agreement, and such covenants shall remain in full force and effect. The covenants are incorporated as if fully set forth herein and you reaffirm that the covenants are valid and enforceable and that you continue to be bound by their terms.

12. ADEA and Other Acknowledgements. You agree and acknowledge that:

a. The Company advised you in writing through this Agreement to consult independent legal counsel before signing this Agreement;

b. You are hereby advised by the Company, and acknowledge that you thus have been so advised in writing, to consult independent legal counsel of your choice before signing this Agreement. You are entitled to twenty-one (21) days in which to review and consider this Agreement. If you should decide to accept this Agreement, please sign it below where indicated and return the signed Agreement to the Company, c/o Quang X. Pham, prior to the expiration of the aforesaid twenty-one (21) day period;

c. You had an opportunity to review, consider, and discuss the terms of this Agreement;

d. You have carefully read and fully understand all the provisions of this Agreement;

e. You have not relied upon any representation or statement, written or oral, that is not set forth in this document prior to executing this Agreement;

f. You have seven (7) days following the execution of this Agreement to revoke the terms of this Agreement. Any notice of revocation hereunder must be made in writing and delivered within seven (7) days of the execution of the Agreement to Quang X. Pham. For this revocation to be effective, written notice must be received by Quang X. Pham at quang.pham@cadrenal.com no later than the close of business on the seventh (7th) day after you sign the Agreement. You acknowledge and understand that this Agreement does not become effective and enforceable until the seven (7) day revocation period has expired;

g. You acknowledge that by signing below that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested, allowed, or provided for under the Family and Medical Leave Act, the Americans with Disabilities Act, the Families First Coronavirus Response Act, and/or any other federal, state or local leave law;

h. You acknowledge that you have read this Agreement, understand it, and are knowingly and voluntarily entering into it of your own free will. You understand and agree that this Agreement contains a general release of claims relating to employment and the separation of that employment against all Released Parties; and

i. You understand that the release contained in this Agreement does not apply to rights and claims that may arise after you sign this Agreement.

13. No Admission of Liability. You agree that nothing in this Agreement, its contents, and any payments made under it, will be construed as an admission of liability on the part of the Company.

14. Entire Agreement and Modification. This Agreement sets forth the entire understanding and agreement of the parties hereto and supersedes all prior agreements, understandings and/or compensation and benefit arrangements, with the exception of Sections 8(a) 11(a) through (e) of the Employment Agreement and the Confidentiality Agreement, which will remain in effect as detailed in Paragraph 10 of this Agreement. This Agreement may not be modified or amended except by an instrument in writing approved of and executed by both parties.

15. Remedies; Severability. All remedies at law or in equity shall be available for the enforcement of this Agreement. This Agreement may be pled as a full bar to the enforcement of any claim which you may have against the Company or any member thereof, or to the enforcement of any claim which the Company or any member thereof may have against you. If any term or provision of this Agreement other than the General Release and Promise Not to Sue, shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

16. Duty to Cooperate. You will, upon reasonable notice, cooperate fully with the Company in connection with any proceeding, arbitration, investigation, inquiry, audit, or other matter in which you have knowledge based on your work for the Company, provided however that the Company will reimburse you for any reasonable and documented time or travel expenses incurred by you and approved by the Company pursuant to your obligations under this Section 16.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principals.

18. Delivery. This Agreement may be signed and delivered by means of a facsimile or scanned copy with the same binding legal effect as if it were the original signed version. This Agreement may be fully executed in counterparts, each of which shall be considered an original.

We thank you for your service to the Company and wish you the best of luck in your future endeavors.

Sincerely,

/s/ Quang X. Pham
Quang X. Pham Chief Executive Officer Cadrenal Therapeutics, Inc.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties agree to the terms of this Agreement.

EMPLOYEE

/s/ Douglas Losordo
Douglas Losordo

Dated:	02/07/25

CADRENAL THERAPEUTICS, INC.

/s/ Quang X. Pham
By:	Quang X. Pham
Its:	Chief Executive Officer

Dated:	02/07/25